Exhibit 14.1

MobileBits Holdings Corporation Policy on Business Ethics and Conduct

This Policy applies to all employees of MobileBits Holdings Corporation (“Company”) and its subsidiaries, MobileBits Corporation, Pringo Inc. and Aixum Tec AG. All managers shall be responsible for the enforcement of and compliance with this Policy on Business Ethics and Conduct (“Policy”) including dissemination to ensure employee knowledge and compliance.  The board of directors shall formally adopt this Policy as its own corporate policy binding on all directors, officers and employees of the company and subsidaries.

Employees will be required to annually certify compliance with this Policy.  Any false certification – even if directed by a supervisor – will be dealt with severely.

All employees are responsible for complying with this Policy.  Any employee having information concerning any prohibited or unlawful act shall promptly report such matter to Corporate Counsel.  While this is the preferred reporting procedure, employees may report such matter to anyone in management, including the CEO and CFO.

It may also be appropriate to contact the Audit Committee of the Board of Directors, through its Chairperson.

Employees may write to any of these individuals anonymously at the Company’s Los Angeles office 11835 W. Olympic Blvd. Suite 855 Los Angeles, CA. 90064.

Employees should be made aware of this reporting obligation and are encouraged to report any unlawful or prohibited activities of which they become aware.  There will be no reprisals for reporting such information and employees should be so advised.

Conflicts of Interest

Every employee has a duty to avoid business, financial or other direct or indirect interests or relationships which conflict with the interests of the Company or which compromise his or her loyalty to the Company. Any activity which even appears to present such a conflict must be avoided or terminated unless, after disclosure to the appropriate level of management, it is determined that the activity in question is not harmful to the Company or otherwise improper. A conflict or the appearance of a conflict of interest may arise in many ways. For example, depending on the circumstances, the following may constitute an improper conflict of interest:

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Ownership of or an interest in a competitor or in a business with which the Company has or is contemplating a relationship (such as a supplier, customer, landlord, distributor, licensee/ licensor, etc.), either directly or indirectly, such as through family members.

•	Profiting, or assisting others to profit, from confidential information or business opportunities that are available because of employment by the Company.
•	Providing service to a competitor or a proposed or present supplier or customer as an employee, director, officer, partner, agent or consultant.

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Soliciting or accepting gifts, payments, loans, services or any form of compensation from suppliers, customers, competitors or others seeking to do business with the Company. Social amenities customarily associated with legitimate business relationships are permissible. These include the usual forms of entertainment such as lunches or dinners as well as occasional gifts of modest value. While it is difficult to define “customary,” “modest” or “usual” by stating a specific dollar amount, common sense should dictate what would be considered extravagant or excessive. If a disinterested third party would be likely to infer that it affected your judgment, then it is too much. All of our business dealings must be on arm’s-length terms and free of any favorable treatment resulting from the personal interest of our employees. Loans to employees from financial institutions, which do business with the Company, are permissible as long as the loans are made on prevailing terms and conditions.

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Influencing or attempting to influence any business transaction between the Company and another entity in which an employee has a direct or indirect financial interest or acts as a director, officer, employee, partner, agent or consultant.

•	Buying or selling securities of any other company using non-public information obtained in the performance of an employee’s duties, or providing such information so obtained to others.

Disclosure is Critical

Any employee who has a question about whether any situation in which he or she is involved amounts to a conflict of interest or the appearance of one should disclose the pertinent details, preferably in writing, to his or her supervisor. Each supervisor is responsible for discussing the situation with the employee and arriving at a decision after consultation with or notice to the CEO.  Corporate Counsel should be consulted for advice as necessary.

To summarize, each employee is obligated to disclose his or her own conflict or any appearance of a conflict of interest. The end result of the process of disclosure, discussion and consultation may well be approval of certain relationships or transactions on the ground that, despite appearances, they are not harmful to the Company. But all conflicts and appearances of conflicts of interest are prohibited, even if they do not harm the Company, unless they have adhered to this process.

Compliance with Laws and Regulations

It is the policy of the Company to comply with the laws of each country in which we operate. It is the responsibility of each management and employees to be familiar with the laws and regulations which relate to their business responsibilities and to comply with them. Corporate Counsel is always available for consultation on the laws which relate to our businesses around the world. However, it is the responsibility of each company’s management to ensure compliance with applicable laws.

If an employee has any question whether a transaction or course of conduct complies with applicable statutes or regulations, it is the responsibility of that employee to obtain legal advice from Corporate Counsel and act in accordance with that advice. It is the responsibility management to ensure that employees under its supervision are aware of their responsibilities to comply with applicable laws and regulations.

Set forth below are several areas of regulated business activity that require particular attention.

Antitrust and Competition Laws

It is the policy of the Company to comply with the antitrust and competition laws of each country in which our companies do business. No employee of the Company shall engage in anti-competitive conduct in violation of any such antitrust or competition law. More particularly, no employee shall take unfair advantage of any customer, supplier, competitor or other person through manipulation, concealment, or misrepresentation of material facts or other unfair-dealing practice.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act (FCPA) prohibits giving anything of value (directly or indirectly) to officials of foreign governments or foreign political candidates in order to obtain or retain business.  While the FCPA does, in certain limited circumstances, allow nominal “facilitating payments” to be made, any such payment must be discussed with local management and the Corporate Counsel before any such payment can be made.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel.  The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but will also commit a civil or criminal offense.  State and local governments, as well as foreign governments, often have similar rules.

Environmental Laws and Regulations

The Company is committed to conducting its business in an environmentally sound manner.  Management and employees are required to be familiar with environmental laws and regulations which relate to their employment responsibilities and to comply with them. This includes ensuring that reports on environmental matters filed with government agencies or required by law to be published are complete and accurate.

Employment and Labor Laws and Policies

Our most important resource is our employees. All employment must be in compliance with all applicable laws and regulations, including those concerning hours, compensation, opportunity, human rights and working conditions.

The Company is committed to providing a work environment free of unlawful harassment. Company policy prohibits sexual harassment and harassment based on pregnancy, childbirth or related medical conditions, race, religious creed, color, gender, national origin or ancestry, physical or mental disability, medical condition, marital status, registered domestic partner status, age, sexual orientation or any other basis protected by federal, state or local law or ordinance or regulation. All such harassment is unlawful. The Company’s anti-harassment policy applies to all persons involved in the operation of the Company and prohibits unlawful harassment by any employee of the Company, including supervisors and managers, as well as vendors, customers, and any other persons. It also prohibits unlawful harassment based on the perception that anyone has any of those characteristics, or is associated with a person who has or is perceived as having any of those characteristics.

Prohibited unlawful harassment includes, but is not limited to, the following behavior:

•	Verbal conduct such as epithets, derogatory jokes or comments, slurs or unwanted sexual advances, invitations or comments;

•	Visual displays such as derogatory and/or sexually-oriented posters, photography, cartoons, drawings or gestures;

•	Physical conduct including assault, unwanted touching, intentionally blocking normal movement or interfering with work because of sex, race or any other protected basis;

•	Threats and demands to submit to sexual requests as a condition of continued employment, or to avoid some other loss and offers of employment benefits in return for sexual favors; and

•	Retaliation for reporting or threatening to report harassment.

The Company is committed to providing all employees work in a clean, orderly and safe environment. In the interest of maintaining a safe and healthy workplace, the Company requires full compliance with applicable workplace safety and industrial hygiene standards mandated by law.

Compliance with Securities Laws

The Company is often required by the Securities Laws of the United States to disclose to the public important information regarding the Company. All such disclosure, as well as all public communications, should be full, fair, accurate, timely and understandable. An employee who knows important information about the Company that has not been disclosed to the public must keep such information confidential. It is a violation of United States law to purchase or sell Company stock on the basis of such important non-public information. Employees may not do so and may not provide such information to others for that or any other purpose. Employees may not buy or sell securities of any other company using important non-public information obtained in the performance of their duties. Employees may not provide such information so obtained to others.

Political Activities and Contributions

The Company encourages employees to be involved personally in political affairs. However, no employee shall directly or indirectly use or contribute funds or assets of the Company for or to any political party, candidate or campaign.

Respect for Trade Secrets and Confidential Information

The Company respects the trade secrets and proprietary information of others. Although information obtained from the public domain is a legitimate source of competitive information, a trade secret obtained through improper means is not. If a competitor’s trade secrets or proprietary information are offered to an employee in a suspicious manner, or if an employee has any question about the legitimacy of the use or acquisition of competitive information, Corporate Counsel should be contacted immediately before any action is taken. Employees shall maintain the confidentiality of any non-public information learned in the performance of their duties, except when disclosure is authorized or legally mandated.

Use of Company Funds, Assets and Information and Complete and Accurate Books and Records

Sales of the Company’s products and services, and purchases of products and services of suppliers, shall be made solely on the basis of quality, price and service, and never on the basis of giving or receiving payments, gifts, entertainment or favors.

All employees shall protect the Company’s funds, assets and information. No employee shall use Company funds, assets or information, or opportunities that arise in the course of his or her employment, to pursue personal opportunities or gain.

No Company funds, assets or information shall be used for any unlawful purpose. No employee shall purchase privileges or special benefits through payment of bribes, illegal political contributions, or other illicit payments or otherwise give anything of value to a government official in order to influence inappropriately any act or decision on the part of the official.

No undisclosed or unrecorded fund or asset shall be established for any purpose.

No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in such prohibited act, even if directed to do so by a supervisor.

Improper Influence on the Conduct of Auditors

It is prohibited to directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading.  Prohibited actions include, but are not limited to, those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor: (1) to issue or reissue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other professional or regulatory standards); (2) not to perform an audit, review or other procedures required by generally accepted auditing standards or other professional standards; (3) not to withdraw an issued report; or (4) not to communicate matters to the Company’s audit committee.